Exhibit 5.1

May 5, 2022

Astra Space, Inc.

1900 Skyhawk Street

Alameda, CA 94501

Re: Registration of Securities by Astra Space, Inc.

Ladies and Gentlemen:

We have acted as counsel to Astra Space, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-1 (the “Registration Statement”) initially filed on July 15, 2021 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act and the offer and sale from time to time pursuant to Rule 415 under the Securities Act. The Registration Statement relates to:

(i) the issuance of up to 9,999,970 shares (the “Public Warrant Shares”) of the Company’s Class A common stock, $0.0001 par value per share (the “Class A Common Stock”) upon the exercise of certain outstanding warrants that were previously issued by the Company in a transaction registered with the Commission (the “Public Warrants”);

(ii) the issuance of up to 5,333,333 shares (the “Private Warrant Shares” and collectively with the Public Warrant Shares, the “Warrant Shares”) of Class A Common Stock upon the exercise of certain outstanding warrants (the “Private Warrants” and collectively with the Public Warrants, the “Warrants”;

(iii) the resale of up to 5,333,333 Private Warrants (the “Resale Warrants”); and

(iv) the resale of up to an aggregate of 189,026,575 shares of Class A Common Stock including (i) up to 5,333,333 Private Warrant Shares; (ii) 56,239,188 shares of Class A Common Stock issuable upon conversion of shares of the Company’s Class B common stock, $0.0001 par value per share (the “Conversion Shares”), and (iii) up to 5,117,517 shares of Class A Common Stock issuable upon the attainment of certain milestone events detailed in the Agreement and Plan of Merger, dated as of June 5, 2021, by and among Astra Space Operations, Inc., Apollo Fusion, Inc., Artemis First Merger Sub, Inc., Apollo Fusion, LLC and the other parties thereto (the “Merger Agreement”), related to the acquisition of Apollo Fusion, Inc. (the “Earnout Shares”) (collectively, the “Selling Securityholder Shares”).

33 S. 6th Street Suite 4640 Minneapolis, MN 55402

612.260.9000            800.523.1900             612.260.9080 Fax            cozen.com

Astra Space, Inc.

May 5, 2022

All of the Resale Warrants and the Selling Securityholder Shares are being registered on behalf of certain selling securityholders of the Company. The Warrants were issued pursuant to a Warrant Agreement, dated August 4, 2020, between the Company and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (“Warrant Agreement”). As of the date hereof, all of the Warrants have been redeemed for an aggregate of 3,775,709 shares of Class A common stock and $58,607.50, and no Warrants are outstanding.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), written actions of the Company’s board of directors, certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law and the laws of the State of New York.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations set forth below, we are of the opinion that the Selling Securityholder Shares have been duly authorized and are or, (i) in the case of the Conversion Shares, assuming such Conversion Shares are converted and issued in accordance with the Certificate of Incorporation and (ii) the Earnout Shares, when earned and issued in accordance with the Merger Agreement, will be, validly issued, fully paid and nonassessable.

The opinions set forth above are subject to (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Cozen O’Connor P.C.

Cozen O’Connor P.C.